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                                  EXHIBIT 3(i)
                                  ------------

                                    Amended
                           ARTICLES OF INCORPORATION
                                       of
                            CROGHAN BANCSHARES, INC.

FIRST, the name of said corporation shall be Croghan Bancshares, Inc.

SECOND, the place in Ohio where its principal office is to be located is 323 Croghan Street, Fremont, Sandusky County.

THIRD, the purposes for which it is formed are:

To engage in any lawful act or activity for which corporations may be formed under sections 1701.01 to 1701.98, inclusive, of the Revised Code, including borrowing from any source and performing all actions permitted under the Bank Holding Company Act of 1956 as amended from time to time. (12 U.S.C. Sec. 1841, et seq.)

FOURTH, the number of shares which the corporation is authorized to have outstanding is Three Million (3,000,000) shares of Common Stock having a Par Value of $12.50 per share.

FIFTH, no holder of shares of this corporation shall have any preemptive right to subscribe for or to purchase any shares of this corporation of any class whether now or hereafter authorized.

SIXTH, the amount of stated capital with which the corporation shall begin business is Six Hundred Dollars ($600.00).

SEVENTH, when authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders of this corporation, this corporation may redeem, purchase, or contract to purchase, at any time and from time to time, shares of any class issued by this corporation for such prices and upon and subject to such terms and conditions as the Board of Directors may determine.

EIGHTH, the shareholders of this corporation may not vote cumulatively in the election of directors.

THESE Amended Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.

IN WITNESS WHEREOF, the following officers, acting for and on behalf of the corporation, have hereunto subscribed their names this 13th day of May, 1997.

                                               /s/ Thomas Hite
                                              ------------------------------
                                              Thomas F. Hite
                                              President & CEO
S E A L

                                               /s/ James K. Walter
                                              ------------------------------
                                              James K. Walter
                                              Secretary